Exhibit 10.1

Executive Officer	2009 Bonus	2010 Base Salary[1]	2010 Target Bonus (% of Base Salary)[2]
Gustav A. Christensen	$350,000	$550,000	50.0%
President and Chief Executive Officer

Ivana Magovcevic-Liebisch, Ph.D., J.D.	$191,966	$376,620	37.5%
Executive Vice President Corporate Development and General Counsel

George Migausky	$175,744	$344,793	37.5%
Executive Vice President and Chief Financial Officer

William E. Pullman, M.D., Ph.D.	$175,744	$344,793	37.5%
Executive Vice President and Chief Development Officer

[1] These base salaries were made retroactive to January 1, 2010.

[2] The Compensation Committee has reserved to itself full discretion to determine the actual amount of each executive officer’s annual bonus, notwithstanding the target bonus amounts set by the committee in the first quarter of the year.